Issuer Free Writing Prospectus

Filed Pursuant to Rule 433

Related to the Preliminary Prospectus Supplement dated March 23, 2021

Registration Number 333-230982

GENPACT LUXEMBOURG S.À R.L.

GENPACT USA, INC.

GENPACT LIMITED

$350,000,000 1.750% Senior Notes due 2026

Pricing Term Sheet

March 23, 2021

The information in this pricing term sheet supplements the Issuers’ preliminary prospectus supplement, dated March 23, 2021 (the “Preliminary Prospectus Supplement”) and supersedes the information in the Preliminary Prospectus Supplement to the extent inconsistent with the information in the Preliminary Prospectus Supplement. This pricing term sheet is qualified in its entirety by reference to the Preliminary Prospectus Supplement. Terms used herein but not defined herein shall have the respective meanings as set forth in the Preliminary Prospectus Supplement.

Issuers:	Genpact Luxembourg S.à r.l. Genpact USA, Inc.

Guarantor:	Genpact Limited

Expected Ratings (Moody’s / S&P)*:	Baa3 / BBB-

Security Title:	1.750% Senior Notes due 2026

Offering Format:	SEC registered

Pricing Date:	March 23, 2021

Settlement Date**:	March 26, 2021 (T+3)

Maturity Date:	April 10, 2026

Interest Payment Dates:	April 10 and October 10, commencing October 10, 2021

Principal Amount:	$350,000,000

Benchmark Treasury:	UST 0.500% due February 28, 2026

Benchmark Treasury Price / Yield:	98-13+ / 0.827%

Spread to Benchmark Treasury:	+95 bps

Yield to Maturity:	1.777%

Coupon:	1.750%

Public Offering Price:	99.870% of the principal amount, plus accrued interest, if any, from March 26, 2021

Optional Redemption Provisions:

Make-Whole Call:	Prior to March 10, 2026, T+15 bps

Par Call:	On or after March 10, 2026

CUSIP / ISIN:	37190A AA7 / US37190AAA79

Joint Book-Running Managers:	Citigroup Global Markets Inc. Morgan Stanley & Co. LLC Wells Fargo Securities, LLC BofA Securities, Inc. Credit Agricole Securities (USA) Inc. J.P. Morgan Securities LLC TD Securities (USA) LLC

*	Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

**

Pursuant to Rule 15c6-1 under the Securities Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in two business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the notes prior to the delivery date may be required to specify an alternate settlement cycle at the time of trade to prevent a failed settlement. Investors who wish to trade the notes prior to the delivery date should consult their own advisors.

The Issuers have filed a registration statement, including a prospectus and a preliminary prospectus supplement, with the Securities and Exchange Commission (the “SEC”) for the offering to which this communication relates. Before you invest, you should read the prospectus and the preliminary prospectus supplement in that registration statement and other documents the Issuers have filed with the SEC for more complete information about the Issuers and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, the Issuers, any underwriter or any dealer participating in the offering will arrange to send you the prospectus and the preliminary prospectus supplement (or, if available, the prospectus supplement) if you request it by calling Citigroup Global Markets Inc. toll-free at 1-800-831-9146; Morgan Stanley & Co. LLC toll-free at 1-866-718-1649; or Wells Fargo Securities, LLC toll-free at 1-800 645-3751.

ANY DISCLAIMERS OR OTHER NOTICES THAT MAY APPEAR BELOW ARE NOT APPLICABLE TO THIS COMMUNICATION AND SHOULD BE DISREGARDED. SUCH DISCLAIMERS OR OTHER NOTICES WERE AUTOMATICALLY GENERATED AS A RESULT OF THIS COMMUNICATION BEING SENT VIA BLOOMBERG OR ANOTHER EMAIL SYSTEM.